ATTENTION
MERIDIAN GOLD SHAREHOLDERS

SAY NO TO DILUTION! REJECT THE YAMANA OFFER

HOLDING MERIDIAN GOLD SHARES IS A BETTER VALUE PROPOSITION FOR SHAREHOLDERS

Dilution erodes value. Yamana has a history of diluting its shareholders while Meridian Gold has built real value by growing resources per share. Don't expose yourself to dilution risk.



Gold Equivalent Ounce Resources Per Share (1)
Meridan Gold
% Change: 40%
100
112
119
140
2003
2004
2005
2006
Yamana
% Change: -63%
100
45
43
37
2003
2004
2005
2006

The unsolicited offer by Yamana does not adequately reflect the value of Meridian Gold's world-class precious metal assets and very attractive development pipeline. The price offered is well below control premiums in recent precedent transactions.

Consider the following when comparing the value of Meridian Gold with Yamana's inadequate offer:

	Meridian Gold	Yamana
"Pure Play" Precious Metals Company	✓	
Industry Leading Cash Cost Position	✓	
Attractive Jurisdictions for Projects	✓	
Strong Project Pipeline & Production Growth	✓	
Return on Invested Capital	✓	
Unattractive Base Metal Risk		✓
Development Risk		✓
History of Dilutive Growth		✓

MERIDIAN GOLD: THE BEST IS YET TO COME!

Any shareholders that have questions or wish to withdraw their shares should contact Georgeson Shareholder at 1-888-605-7618.

MERIDIAN GOLD

Shareholders of Meridian Gold and other interested parties are advised to read Meridian Gold's Directors' Circular and the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission on July 31, 2007 (including any amendments or supplements thereto and the other documents filed as exhibits thereto), because they contain important information. Shareholders may obtain a free copy of the Directors' Circular and Meridian Gold's Schedule 14D-9 at the Investor Relations section of Meridian Gold's website at www.meridiangold.com, or by contacting Georgeson Shareholder, the information agent retained by Meridian Gold, at 1-888-605-7618. Free copies of the Directors' Circular are also available at www.sedar.com and, together with Meridian Gold's Schedule 14D-9, at www.sec.gov. The Directors' Circular was filed by Meridian Gold as an exhibit to Meridian Gold's Schedule 14D-9.

Source for graphs: Yamana and Meridian Annual Reports.
1. Non-gold commodities are converted into gold equivalent ounces based on consensus long-term Equity Research analyst estimates, including long-term pricing of: gold, \$550/oz (21 estimates); silver, \$9.92/oz (20 estimates); copper, \$1.30/lb (27 estimates); zinc, \$0.65/lb (26 estimates); molybdenum, \$7.00/lb (7 estimates). 2003 resources per share for each of Meridian and Yamana indexed to 100 and subsequent years compared to index to determine increase or decrease per year.